EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-225135 and No. 333-192990) of FS Bancorp, Inc. of our report dated September 13, 2018, relating to the consolidated financial statements of Anchor Bancorp, appearing in Anchor Bancorp's Annual Report on Form 10-K for the year ended June 30, 2018, and incorporated by reference in this Current Report on Form 8-K/A of FS Bancorp, Inc.

/s/Moss Adams LLP

Spokane, Washington
January 29, 2019